                                                                    Exhibit 99.1



[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
                                                     Tel. 804.289.9600
                                                     Fax 804.289.9758


PRESS RELEASE


Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                               The Brink's Company
                   Reports Improved Third Quarter 2004 Results

       BAX Global Posts Strong Profit Increase as Freight Volumes Improve; Brink's, Incorporated Profitability Boosted by International Operations;
            Brink's Home Security Continues Solid Performance Record


     RICHMOND, Va., (November 3, 2004) - The Brink's Company (NYSE: BCO) today reported after-tax income from continuing operations for the third quarter of 2004 of $37.7 million or $0.68 per diluted share compared to $11.5 million or $0.22 per diluted share in the prior-year period.
     Revenue in the third quarter of 2004 increased 20% over last year's third quarter to $1.20 billion, reflecting improvement in each of the Company's business units. Revenues at Brink's, Incorporated and BAX Global also benefited from stronger European currencies relative to the U.S. dollar.
     The Company reported operating profit of $58.7 million for the quarter ended September 30, 2004, up from $22.4 million in the year earlier period. The operating profit increase reflects strong performance in International operations at Brink's, Incorporated, continued subscriber growth and solid operational execution at Brink's Home Security and increased freight volumes in the Americas and Asia at BAX Global. Operating profit for the recent quarter also benefited from a reduction in costs from former coal operations, partially offset by higher corporate expenses in comparison to a year ago.

                                     -more-                                   1

     Net income for the third quarter of 2004 was $38.1 million, or $0.68 per diluted share, down from $50.0 million, or $0.94 per diluted share, in the prior year's period, which included $38.5 million or $0.72 per diluted share of income from discontinued operations mainly related to the sale of natural gas operations.
     "Our businesses turned in another solid quarter of improved performance, building on the momentum of earlier in the year," said Michael T. Dan, Chairman, President and Chief Executive Officer of The Brink's Company. "BAX Global once again posted strong profit gains, particularly in the Americas where we continued to see increased shipping volumes mainly related to the improving U.S. economy. Brink's, Incorporated achieved solid revenue and profit growth driven by exceptional performance in a few international subsidiaries. Meanwhile, Brink's Home Security produced record profits in the quarter by further leveraging its best-in-class business model," added Mr. Dan.
     For the nine months ended September 30, 2004, revenues were $3.42 billion compared with $2.89 billion in the first nine months of 2003. Operating profit for the first nine months was $130.2 million in 2004 compared with $35.6 million in 2003. Net income for the first nine months of 2004 was $82.5 million, or $1.50 per diluted share, compared with $54.4 million, or $1.03 per diluted share, a year ago.

                     Third Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------
     Brink's revenue of $492.7 million increased 15% for the third quarter as compared with the prior year's period. International revenue in the quarter increased 25% over the third quarter a year ago due to stronger revenues in South America, France and Greece combined with the net benefit of currency translation. North American revenue increased 3% over the third quarter of 2003, mainly due to higher revenues in Canada.


                                     -more-                                   2

     Brink's operating profit in the quarter ended September 30, 2004 increased to $44.7 million, up from the $33.4 million recorded in the third quarter last year. The increase in operating profit reflects better business conditions in Europe and South America. In particular, revenues and profits benefited from competitor difficulties, a surge in consumer cash needs, and a spike in the economy of Greece during the Olympics in Europe and improved performance in South America, especially in Venezuela. Operating profit in North America declined slightly, as improved performance in Cash Logistics, Coin Processing and Global Services was offset by lower results from armored car operations in the U.S.

Brink's Home Security
---------------------

     Revenue at Brink's Home Security increased 11% to $87.6 million in the third quarter of 2004, as compared to the same period last year, due to growth in the subscriber base and higher per subscriber monthly revenues. Operating profit in the third quarter was a record $20.2 million, 12% higher than in the prior year's third quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base.
     The annualized disconnect rate for the third quarter of 2004 was 7.1%, down from 7.4% in the year-ago quarter. Brink's Home Security installed 38,100 new subscribers during the quarter, a 17% increase over the number of new subscribers added in the third quarter of 2003, and ended the quarter with approximately 896,000 subscribers generating monthly recurring revenue of $25.2 million. (See Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue.)


                                     -more-                                   3

BAX Global
----------

     Revenue at BAX Global increased to $614.7 million in the third quarter, 25% higher than in the same period last year. In the Americas region, revenue increased 25% in comparison to last year's third quarter due to higher export activity, growth in BAX Global's freight forwarder service and a continued improvement in U.S. shipping volumes, including an increase in higher priced expedited freight as a result of an improving economy. International revenue increased 24%, reflecting robust Asia-Pacific activity, and the effects of the weaker U.S. dollar relative to European and some Asia-Pacific currencies.
     Operating profit at BAX Global improved to $14.6 million for the third quarter of 2004 from a loss of $5.3 million in the same period in 2003. The current quarter's performance reflects much improved results from North American operations, continued solid results from logistics and freight forwarding activities in Asia-Pacific and a modest improvement in operating profit in Europe. BAX Global's improved operating performance was partially offset by higher corporate and other costs and the recording, within the operating results for the Americas, of an impairment charge of $4.7 million for information technology investments that were determined to be uneconomic.

                            Other Costs and Expenses

     The Company's costs of former coal operations, which consist primarily of costs for Company-sponsored medical coverage for former miners and their dependents, declined to $10.9 million in the third quarter of 2004 from $17.2 million in the prior-year period. The decrease is due to the benefits of the Medicare legislation enacted late last year, lower idle and closed mine expense, lower administrative, legal and other expenses and the recording of $2.3 million of expected earnings on assets held in the Company's Voluntary Employees' Beneficiary Association (VEBA) trust.


                                     -more-                                   4

     Corporate expenses increased in the quarter ended September 30, 2004 to $9.9 million from $6.6 million in the prior-year period primarily due to an increase in costs associated with the documentation and testing of internal controls required by the Sarbanes-Oxley Act of 2002.
     During the recently concluded quarter, the Company's effective tax rate was much lower than the currently expected full-year rate of 39%, primarily as a result of the recording of benefits from the resolution of tax contingencies with several authorities.

                        Funding of VEBA and Pension Plan

     The Company made a cash contribution of $50 million to its VEBA trust during the third quarter of 2004, bringing the fair value of the assets in the VEBA to approximately $159 million at September 30, 2004. The Company also made a voluntary contribution of $11 million to its U.S. pension plan during the third quarter of 2004. These contributions reflect the Company's continued commitment to use its strong cash flow to tax-efficiently manage its liabilities.

                                    Financing

     In October, the Company completed a new five-year, $400 million syndicated revolving credit facility to replace a similar facility that was due to expire in September 2005.

                                     Summary

     "The Brink's Company posted another strong quarter, as each of our three services businesses capitalized on growth in their markets and better economic conditions, while working to achieve the benefits of operational discipline and service excellence," said Mr. Dan.
     "Looking forward, we are focused on growth through expansion of existing products and services, further market penetration, and development of additional value-added solutions for our customers, supported by our security and service levels which are second to none," he added. "BAX Global should see further



                                     -more-                                   5
improvement from better business conditions in the U.S. At Brink's, Incorporated the emphasis will continue to be on maintaining excellence in our traditional business lines while expanding Cash Logistics and other value-added services. We anticipate that the fourth quarter will be a good one for Brink's, but it will be a challenge to match the strong international performance posted in the third quarter. Brink's Home Security will focus on further growth and outstanding service levels in its industry-leading residential alarm business while building its capabilities and presence in the commercial segment," said Mr. Dan.


                                     -more-                                   6

This release contains both historical and forward-looking information. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may" and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding the investigation into the non-payment of customs duties and value-added tax by a non-U.S. subsidiary of Brink's, Incorporated, including related accruals and contingencies and the amount of any penalties and the impact on the financial condition of The Brink's Company, Brink's, Incorporated's fourth quarter performance, continued improvement at BAX Global, the expansion of cash logistics and other value-added services at Brink's, Incorporated, and the growth of the residential and commercial segments of Brink's Home Security. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the evaluation of remedial alternatives, guidance received from third parties, the impact of governmental inquiries, if any, the ongoing nature of the investigation, the impact of operational improvements in the security operations and the timing of any such impact, the ability of the businesses to meet demand appropriately, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the return of customers to overnight shipping, the ability to identify and execute cost and operational improvements in the core businesses, IT costs and costs associated with ongoing contractual obligations, pension plan and other employee obligations, labor relations, safety and security performance, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives (including local initiatives relating to police response to alarms), domestic and international demand for services of the subsidiaries of The Brink's Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, November 3, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing 800-392-9565 within North America or 706-634-5450 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through November 12, 2004 by calling 800-642-1687 within North America or 706-645-9291 outside North America. The conference ID for the replay is 1659885. A webcast replay will be available at www.brinkscompany.com through November 19, 2004.

                               The Brink's Company
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)



                                                                 Three Months Ended                 Nine Months Ended
                                                                    September 30,                     September 30,
                                                                2004             2003              2004            2003
-------------------------------------------------------------------------------------------------------------------------
Revenues                                                    $1,195.0             999.4          3,421.0          2,888.9

Expenses:
Operating expenses                                             995.4             853.3          2,883.8          2,487.5
Selling, general and administrative expenses                   141.5             130.6            413.4            380.7
-------------------------------------------------------------------------------------------------------------------------
   Total expenses                                            1,136.9             983.9          3,297.2          2,868.2
Other operating income, net                                      0.6               6.9              6.4             14.9
-------------------------------------------------------------------------------------------------------------------------
   Operating profit                                             58.7              22.4            130.2             35.6

Interest expense                                                (6.0)             (6.6)           (17.6)           (19.4)
Interest and other income, net                                   2.4               0.7              6.7              6.6
Minority interest                                               (3.4)             (2.8)            (8.1)            (5.4)
-------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes        51.7              13.7            111.2             17.4
Provision for income taxes                                      14.0               2.2             43.7              3.5
-------------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                            37.7              11.5             67.5             13.9

Income from discontinued operations, net of tax                  0.4              38.5             15.0             40.5
-------------------------------------------------------------------------------------------------------------------------
Net income                                                  $   38.1              50.0             82.5             54.4
=========================================================================================================================

Basic net income per common share:
   Continuing operations                                    $   0.69              0.22             1.24             0.26
   Discontinued operations                                      -                 0.72             0.28             0.77
-------------------------------------------------------------------------------------------------------------------------
                                                            $   0.69              0.94             1.52             1.03
=========================================================================================================================
Diluted net income per common share:
   Continuing operations                                    $   0.68              0.22             1.23             0.26
   Discontinued operations                                      -                 0.72             0.27             0.77
-------------------------------------------------------------------------------------------------------------------------
                                                            $   0.68              0.94             1.50             1.03
=========================================================================================================================

                               The Brink's Company
                                and Subsidiaries

                       Supplemental Financial Information
                                  (In millions)
                                   (Unaudited)



                                                                Three Months Ended                 Nine Months Ended
                                                                   September 30,                     September 30,
                                                              2004             2003              2004            2003
-----------------------------------------------------------------------------------------------------------------------
                               SEGMENT INFORMATION

   Revenues:
     Brink's                                            $    492.7             427.2          1,416.0          1,229.3
     Brink's Home Security                                    87.6              78.9            255.5            229.3
     BAX Global                                              614.7             493.3          1,749.5          1,430.3
-----------------------------------------------------------------------------------------------------------------------
       Revenues                                         $  1,195.0             999.4          3,421.0          2,888.9
=======================================================================================================================

   Operating profit (loss):
     Brink's                                            $     44.7              33.4            102.8             68.0
     Brink's Home Security                                    20.2              18.1             59.4             52.5
     BAX Global                                               14.6              (5.3)            30.1            (13.3)
-----------------------------------------------------------------------------------------------------------------------
       Business and Security Services                         79.5              46.2            192.3            107.2
     Former coal operations                                  (10.9)            (17.2)           (33.5)           (51.7)
     Corporate                                                (9.9)             (6.6)           (28.6)           (19.9)
-----------------------------------------------------------------------------------------------------------------------
       Operating profit                                 $     58.7              22.4            130.2             35.6
=======================================================================================================================

                         SELECTED CASH FLOW INFORMATION

   Depreciation and amortization:
     Brink's                                            $     19.4              17.5             57.9            50.5
     Brink's Home Security                                    12.9              12.1             38.0            35.5
     BAX Global                                               10.4              11.9             31.7            36.0
     Corporate and other                                       0.1               0.5              0.5             2.0
-----------------------------------------------------------------------------------------------------------------------
       Depreciation and amortization                    $     42.8              42.0            128.1           124.0
=======================================================================================================================

   Capital expenditures:
     Brink's                                            $     17.5              19.3             49.8            54.2
     Brink's Home Security                                    30.7              25.9             86.8            71.9
     BAX Global                                                5.8               5.6             16.5            18.6
     Corporate                                                 0.4               0.1              0.8             0.1
-----------------------------------------------------------------------------------------------------------------------
       Capital expenditures                             $     54.4              50.9            153.9           144.8
=======================================================================================================================

   Other Brink's Home Security cash flow information:
     Impairment charges from subscriber disconnects     $     10.5               9.9             29.4            26.0
     Amortization of deferred revenue                         (6.8)             (6.7)           (19.5)          (18.9)
     Deferral of subscriber acquisition costs
       (current year payments)                                (5.0)             (4.8)           (14.4)          (13.7)
     Deferral of revenue from new subscribers
       (current year receipts)                                 9.1               7.5             25.9            20.7
=======================================================================================================================

                               The Brink's Company
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)


                                                          Three Months Ended                 Nine Months Ended
                                                             September 30,                     September 30,
                                                        2004              2003             2004            2003
-----------------------------------------------------------------------------------------------------------------
   Brink's:
     Revenues:
       North America                              $    184.3             179.6            545.3            531.2
       International                                   308.4             247.6            870.7            698.1
-----------------------------------------------------------------------------------------------------------------
     Revenues                                     $    492.7             427.2          1,416.0          1,229.3
=================================================================================================================
     Operating profit:
       North America                              $     14.1              14.3             40.0             35.6
       International                                    30.6              19.1             62.8             32.4
-----------------------------------------------------------------------------------------------------------------
     Operating profit                             $     44.7              33.4            102.8             68.0
=================================================================================================================

   Brink's Home Security:
     Revenues                                     $     87.6              78.9            255.5            229.3
=================================================================================================================
     Operating profit:
       Recurring services                         $     37.2              31.7            108.0             93.4
       Investment in new subscribers                   (17.0)            (13.6)           (48.6)           (40.9)
-----------------------------------------------------------------------------------------------------------------
     Operating profit                             $     20.2              18.1             59.4             52.5
=================================================================================================================

     Monthly recurring revenues (see non-GAAP
       reconciliation below)                                                           $   25.2             22.7
     Annualized disconnect rate                          7.1%              7.4%             6.9%             7.1%

     Number of subscribers (in thousands):
       Beginning of period                             874.1             795.6            833.5            766.7
       Installations                                    38.1              32.6            107.8             88.3
       Disconnects                                     (15.7)            (15.0)           (44.8)           (41.8)
-----------------------------------------------------------------------------------------------------------------
     End of period                                     896.5             813.2            896.5            813.2
     Average number of subscribers                     885.4             804.3            864.5            788.8
=================================================================================================================

   BAX Global:
     Revenues:
       Americas                                   $    297.6             238.7            841.6            708.9
       International                                   339.1             273.2            969.5            775.9
       Eliminations                                    (22.0)            (18.6)           (61.6)           (54.5)
-----------------------------------------------------------------------------------------------------------------
     Revenues                                     $    614.7             493.3          1,749.5          1,430.3
=================================================================================================================
     Operating profit (loss):
       Americas                                   $      8.1             (11.3)            12.3            (31.6)
       International                                    10.7               8.9             30.6             24.3
       Corporate and other                              (4.2)             (2.9)           (12.8)            (6.0)
-----------------------------------------------------------------------------------------------------------------
     Operating profit (loss)                      $     14.6              (5.3)            30.1            (13.3)
=================================================================================================================

   Intra-America revenue                          $    145.8             118.1            404.6            336.1
   Worldwide expedited freight services:
     Revenues                                     $    467.3             370.3          1,320.1          1,078.0
     Weight in pounds                                  466.9             384.1          1,328.8          1,119.9
=================================================================================================================

                               The Brink's Company
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)


        COSTS OF FORMER COAL OPERATIONS INCLUDED IN CONTINUING OPERATIONS



                                                                     Three Months Ended                Nine Months Ended
                                                                        September 30,                    September 30,
                                                                  2004                2003           2004            2003
---------------------------------------------------------------------------------------------------------------------------
Company-sponsored postretirement benefits other
   than pensions                                              $    9.3                12.5           27.9            37.2
Black lung                                                         1.0                 1.4            3.7             4.3
Pension                                                            0.3                (0.4)           1.4            (0.7)
Administrative, legal and other expenses, net                      1.8                 2.6            6.1             6.4
Idle and closed mine expense                                       0.3                 2.1            0.7             6.9
Gains on sale of property and equipment and other income          (1.8)               (1.0)          (6.3)           (2.4)
---------------------------------------------------------------------------------------------------------------------------
                                                              $   10.9                17.2           33.5            51.7
===========================================================================================================================



                       INCOME FROM DISCONTINUED OPERATIONS


                                                                     Three Months Ended                Nine Months Ended
                                                                        September 30,                    September 30,
                                                                  2004                2003           2004            2003
---------------------------------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Natural Gas                                                $    -                  57.3            -              57.3
   Timber                                                          -                   -             20.7             -
   Gold                                                            -                   -             (0.9)            -

Results from operations:
   Natural Gas                                                     -                   2.3            -              11.2
   Timber                                                          -                   0.1           (0.5)            0.3
   Gold                                                            -                  (0.6)          (1.2)           (2.5)

Adjustments to contingent liabilities of former operations:
   Withdrawal liability                                            -                   -              8.1            (3.0)
   Other                                                           0.7                 -             (2.9)           (0.6)
---------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations before income taxes            0.7                59.1           23.3            62.7
Income tax expense                                                 0.3                20.6            8.3            22.2
---------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                           $    0.4                38.5           15.0            40.5
===========================================================================================================================

                               The Brink's Company
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)


                            NON-GAAP RECONCILIATIONS

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported BHS revenues follows:

                                                       Nine Months Ended
                                                         September 30,
(In millions)                                        2004            2003
--------------------------------------------------------------------------
September:
   Monthly recurring revenues ("MRR") (a)      $     25.2            22.7
   Amounts excluded from MRR:
     Amortization of deferred revenue                 2.2             2.1
     Other revenues (b)                               1.9             1.6
--------------------------------------------------------------------------
   Revenues on a GAAP basis                          29.3            26.4
==========================================================================

Revenues (GAAP basis):
   September                                         29.3            26.4
   January - August                                 226.2           202.9
--------------------------------------------------------------------------
   January - September                         $    255.5           229.3
==========================================================================
(a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)  Revenues that are not pursuant to monthly contractual billings.


The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a home security business produces.

Net Debt and Net Financings
                                                 September 30,   December 31,
(In millions)                                        2004            2003
--------------------------------------------------------------------------
Short-term debt and current maturities
   of long-term debt                           $     57.6            53.0
Long-term debt                                      182.5           221.5
--------------------------------------------------------------------------
     Debt                                           240.1           274.5
Less cash and cash equivalents                     (150.1)         (128.7)
--------------------------------------------------------------------------
     Net Debt                                        90.0           145.8
Securitization facility                              70.0            77.0
--------------------------------------------------------------------------
     Net Financings                            $    160.0           222.8
==========================================================================


The Company believes that Net Debt and Net Financings are useful measures of the Company's financial leverage.

                                      OTHER


Value-added taxes and customs duties

One of the Company's non-U.S. Brink's, Incorporated business units has not paid foreign customs duties and value-added taxes with respect to the importation of certain goods and services. The Company has been advised that there may be civil and criminal penalties asserted for the non-payment of these custom duties and value-added taxes. To date no penalties have been asserted.

As a result of its investigation, the Company recorded charges in the second quarter of 2004 of $1.3 million to operating earnings and $0.8 million to interest expense. Based on the most recent information developed from its ongoing investigation, the Company has recorded reductions to the expense and reduced the range of possible penalties. A summary of the impact of this situation on earnings for the three and nine month periods is provided below.


                                        Three Months Ended     Nine Months Ended
         (In millions)                  September 30, 2004    September 30, 2004
--------------------------------------------------------------------------------
Penalties on unpaid value-added taxes   $        -                      0.4
Duties                                          (0.2)                   0.7
--------------------------------------------------------------------------------
Amount charged to operating expenses            (0.2)                   1.1
Interest expense on unpaid value-added
    taxes and customs duties                    (0.1)                   0.7
--------------------------------------------------------------------------------
                                        $       (0.3)                   1.8
================================================================================


The Company evaluates many factors to determine whether it should recognize or disclose a loss contingency, including the probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The Company believes that the range of probable penalties related to unpaid value-added taxes is between $0.4 million and $3 million and that no amount within that range is a better estimate than any other amount within the range. Accordingly, the Company has accrued $0.4 million for these penalties.

The Company has concluded that a loss related to penalties on unpaid customs duties is not probable. The Company believes that the range of reasonably possible losses related to customs duties penalties is between $0 and approximately $35 million. The Company believes that the assertion of these penalties would be excessive and would vigorously defend against any such assertion.

The Company intends to diligently pursue the timely resolution of this matter and, accordingly, the Company's estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the Company's financial position and results of operations. These penalties could be asserted at any time. Although the Company has accrued $0.7 million of interest on the unpaid value-added taxes and customs duties, the Company does not expect to be assessed interest charges in connection with any penalties that may be asserted.

The Company's investigation is ongoing. The Company has implemented measures designed to prevent similar situations in the future. The Company believes that the circumstances giving rise to this matter are isolated to this particular business unit.


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